Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report in the Registration Statement Form S-8, with respect to the consolidated financial statements of Gabelli Asset Management Inc., Gabelli Asset Management Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gabelli Asset Management Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and the related financial statement schedules of Gabelli Asset Management Inc. included therein, filed with the Securities and Exchange Commission for the registration of shares issuable under the Gabelli Asset Management Inc. 2002 Stock Award and Incentive Plan.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP
New York, New York
June 17, 2005